UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

ARAMARK Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING E-MAIL WAS DISTRIBUTED TO SALARIED EMPLOYEES ON

OCTOBER 10, 2006.

I’m sure that you have questions regarding ARAMARK’s going-private transaction. I regret that we have been unable to communicate more frequently due to regulatory and procedural matters, but I wanted to provide everyone with the latest information regarding this transition. Our expectation is that the transaction will close in late 2006 or early 2007.

Here are some of the key points to keep in mind:

We will maintain our strong commitment to our people, our clients and our customers.

This is a defining moment in ARAMARK’s 70-year evolution.

•	Our company has always looked forward and seized opportunities to grow profitably, to better serve our clients and customers, and to invest in our people – all while strengthening our core values.

•	Today, we believe we can do this best as a private company, where ARAMARK’s economic value will be determined by our performance, not by the short-term focus of external financial markets.

•	Your success, combined with changes in the financial markets, has created a unique opportunity for us to pursue this option.

Our company is stable and our leadership team will remain in charge.

•	Our current management team will remain in place. As for me, I’ve been with this company since 1979. I plan to be here for some time to come.

•	A majority of our board will remain independent for some time, and will continue to have oversight for our activities.

•	We will present the same face to our people, our clients and our customers, and we will continue to base our strategies on their needs. This transaction will have no impact on our continued delivery of great service to our clients.

•	All three of our business groups … ARAMARK Domestic Food, Hospitality and Facility Services; ARAMARK International; and ARAMARK Uniform and Career Apparel … are poised for continued profitable growth.

Our high-performance culture and our values remain the same.

•	We are, and will continue to be, a professional services organization, dedicated to excellence.

•	We will continue to succeed by engaging and supporting our most valuable asset – all of you.

•	We will continue to focus on providing outstanding experiences, environments and outcomes for our clients and customers.

•	As a company, we will remain firmly rooted in our values: controlling our destiny, acting with integrity, and building long-term client partnerships based on service, value and trust.

We plan to continue to grow and have the appropriate resources to succeed.

•	We have a strong financial foundation and a profitable growth strategy platform.

•	We will continue to be a cost-conscious company and drive for efficiencies. However, the success of this transaction will be through profitable growth, and not major cost reductions or major divestitures.

•	We will have ample operating capital to support our infrastructure investments and take advantage of acquisitions as appropriate. In fact, we plan to invest over $2 billion in our operations over the next five years.

•	We will continue to look for the appropriate acquisitions which further our business strategy (such as, for example, our recent acquisitions of Seamless Web, Golden Collar in China, and five uniform companies).

This transaction is a continuation of our 70-year heritage of controlling our own destiny and delivering great solutions for our customers. So how can you help? By keeping your focus on our people, our clients and our customers, and on driving consistently superior results.

I look forward to a very bright future as we move forward together.

Thank you.

Joe Neubauer
ARAMARK Chairman and CEO

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, ARAMARK has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by ARAMARK at the SEC website at http:// www.sec.gov. The definitive proxy statement (when available) and other documents also may be obtained for free from ARAMARK by directing such request to ARAMARK Corporation, Investor Relations Department, ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107, telephone (215) 238-3708.

ARAMARK and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the merger. Information concerning the interests of ARAMARK’s participants in the solicitation, which may be different than those of ARAMARK stockholders generally, is set forth in ARAMARK’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger.